COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

The following updates the release issued by Coachmen Industries, Inc. on Monday, February 2, 2009 to reflect certain final adjustments made to the financial statements filed in its annual report on form 10-K on March 24, 2009:

COACHMEN INDUSTRIES, INC. HOUSING GROUP PROFITABLE FOR 2008, DESPITE CONSOLIDATED LOSS FOR FOURTH QUARTER

Elkhart, IN - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the fourth quarter and full year ended December 31, 2008.

“As was previously announced, we sold most of the assets of the RV Group on December 26, 2008. RV finished goods inventories and some other assets of the Group were sold below book value. Combined with operating losses sustained by the RV Group during the quarter, and the write-down of the remaining goodwill balances, this resulted in a rather unusual overall book loss for the Company for both the fourth quarter and the full year 2008. However, these actions also provide us with a clean platform to measure the performance of the restructured company as we move forward. In that regard, the overall book loss should not overshadow the perhaps equally extraordinary performance of our Housing Group, which posted a modest pre-tax profit for the full year 2008 as previously predicted,” said Coachmen’s President and CEO, Rick Lavers.

Net sales from continuing operations for the fourth quarter were $18.9 million compared to $22.5 million reported for the same period in 2007. Gross profit for the quarter decreased to $36,000 or 0.2% of revenues from $234,000 or 1.0% of revenues for the fourth quarter of 2007. The Company reported a net loss from continuing operations of ($19.1) million, or ($1.21) per share, versus a net loss from continuing operations of ($7.2) million, or ($0.46) per share in the fourth quarter of 2007.  The results for the fourth quarter of 2008 include non-recurring, non-cash impairment charges of $15.2 million, or $0.96 per share.  Excluding these charges, net loss for the quarter ended December 31, 2008 was ($3.9) million, or ($0.25) per share.  Net loss, including discontinued operations, was ($52.9) million, or ($3.35) per share in the fourth quarter of 2008, versus a net loss of ($13.8) million, or ($0.88) per share, in the fourth quarter of 2007.

Net sales from continuing operations for the twelve-month period ended December 31 were $119.6 million versus $119.2 million reported for the same period last year. Gross profit increased to $17.4 million, or 14.5% of revenues, from $12.8 million, or 10.8% of revenues, in 2007. Operating expenses increased to $38.7 million, from $24.6 million in 2007, primarily due to impairment charges. The Company reported a net loss from continuing operations of ($18.7) million or ($1.18) per share, versus a net loss from continuing operations of ($10.9) million or ($0.69) per share in 2007.  The results for 2008 include non-recurring, non-cash impairment charges of $18.6 million, or $1.18 per share.  Excluding these charges, net loss for the year ended December 31, 2008 was ($0.1) million, or ($0.00) per share.  Net loss, including discontinued operations, was ($69.0) million, or ($4.37) per share in 2008, versus a net loss of ($38.8) million, or ($2.46) per share, in 2007.

Discontinued Operations

The RV Industry unit shipments continued their downward spiral in the fourth quarter. RV Industry numbers for December reported motorized shipments were down a staggering 85.4% while towable shipments were down 72.7%. “Many of our former competitors in the RV business are posting deep losses in step with these chronically falling industry numbers, and some are no longer even in business. While we were also dealing with these widespread market conditions in the fourth quarter, Coachmen RV sales and margins were further impacted by the announcement of the sale of the RV Group on November 21, 2008” said Lavers. “In most respects the struggles of that industry will now be behind us, but we will still be dealing with tail liabilities associated with a desperately sick RV Industry for many months to come.  The expenses associated with those tail liabilities have already been estimated and accrued for in the 2008 operating results.”  Due to the sale of the assets of the RV Group, Coachmen’s Recreational Vehicle results are now reported as discontinued operations.

Housing Group

According to the U.S. Census Bureau, single family housing starts for the quarter were down 43.8% nationwide versus the same quarter in 2007. "The Housing Group's core business of single family homes was also adversely affected by deteriorating conditions in the nationwide housing market, and as expected, we posted a pre-tax and operating loss for the fourth quarter," commented Housing Group President Rick Bedell. "Nonetheless, the Housing Group's shipments of single family homes did manage to beat the nationwide market numbers by 13.0 percentage points. A combination of our major project activities, improved gross margins and reduced operating expenses, generated a pre-tax profit for the year of $1.3 million compared with a pre-tax loss of ($7.4) million for the previous year," concluded Bedell.

Coachmen Industries will conduct a conference call to discuss these financial results at 10:00 a.m. (Eastern Time), Tuesday, February 3, 2009.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call over the internet at www.earnings.com. The online replay will be available at approximately 12:00 p.m. (Eastern Time) and continue for 30 days.

Coachmen Industries, Inc. is one of America's premier manufacturers of systems-built construction, as well as specialty vehicles. Through ALL AMERICAN HOMES® and MOD-U-KRAF®, the Company is one of the nation's largest producers of systems-built homes, and also a major builder of commercial and multi-family residential structures with its ALL AMERICAN BUILDING SYSTEMS™ products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company's operating results, increased interest rates the availability for floorplan financing for the Company's builders and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company's dependence on suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Company to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its builders, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, current litigation relating to and Congressional inquiry surrounding the Company's use of components containing formaldehyde in its products, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company's SEC filings.

For more information:

Thomas Gehl	Colleen Zuhl
Investor Relations	Chief Financial Officer
574-266-2531

- MORE -

Coachmen Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net sales	$18,859	$22,483	$119,596	$119,186

Gross profit - $	36	234	17,379	12,847
Gross profit - %	0.2%	1.0%	14.5%	10.8%

GS&A - $	6,194	6,377	20,095	24,703
GS&A - %	32.8%	28.4%	16.8%	20.7%

(Gain) loss on sale of assets, net - $	5	-	(44)	(74)
(Gain) loss on sale of assets, net - %	-%	-%	-%	(0.1)%

Impairment charge - $	15,156	-	18,605	-
Impairment charge - %	80.4%	-%	15.6%	-%

Total operating expenses - $	21,355	6,377	38,656	24,629
Total operating expenses - %	113.2%	28.4%	32.3%	20.7%

Operating loss - $	(21,319)	(6,143)	(21,277)	(11,782)
Operating loss - %	(113.0)%	(27.3)%	(17.8)%	(9.9)%

Outside interest expense	744	326	1,635	999
Outside investment income	(409)	(111)	(1,094)	(1,487)
Other income	(1,035)	(24)	(1,600)	(202)
Other (income) expense	(700)	191	(1,059)	(690)

Pre-tax loss from continuing operations - $	(20,619)	(6,334)	(20,218)	(11,092)
Pre-tax loss from continuing operations - %	(109.3)%	(28.2)%	(16.9)%	(9.3)%

Tax expense (credit)	(1,539)	841	(1,539)	(154)

Net loss from continuing operations	(19,080)	(7,175)	(18,679)	(10,938)

Discontinued operations:
Loss from discontinued RV operations (net of taxes)	(24,384)	(6,663)	(40,884)	(27,814)
Loss on sale of discontinued RVassets (net of taxes)	(9,439)	-	(9,439)	-
Loss from discontinued operations	(33,823)	(6,663)	(50,323)	(27,814)

Net loss	(52,903)	(13,838)	(69,002)	(38,752)

Loss per share - Basic & Diluted
Continuing operations	(1.21)	(0.46)	(1.18)	(0.69)
Discontinued operations	(2.14)	(0.42)	(3.19)	(1.77)
Net loss per share – Basic & Diluted	$(3.35)	$(0.88)	$(4.37)	$(2.46)

Weighted average shares outstanding:
Basic	15,833	15,743	15,799	15,727
Diluted	15,833	15,743	15,799	15,727

- MORE -

Coachmen Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2008	2007
Assets	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$15,745	$1,549
Restricted cash	1,600	-
Accounts receivable	1,837	9,122
Inventories	19,910	79,268
Refundable income taxes	1,559	1,628
Prepaid expenses and other	9,056	7,623
Assets held for sale	2,913	-
Total current assets	52,620	99,190

Property, plant and equipment, net	30,922	52,932
Goodwill	-	12,993
Cash value of life insurance, net of loans	4,710	33,936
Notes receivable	-	4,543
Restricted cash – long term	17,321	1,193
Other	1,831	2,881
TOTAL ASSETS	$107,404	$207,668

Liabilities and Shareholders' Equity
CURRENT LIABILITIES
Short-term borrowings & current portion of LT debt	$819	$20,925
Accounts payable, trade	11,414	15,042
Floor plan notes payable	3,096	4,116
Accrued income taxes	1,470	536
Accrued expenses and other liabilities	31,127	33,235
Total current liabilities	47,926	73,854

Long-term debt	2,190	3,010
Postretirement deferred compensation benefits	3,104	7,632
Deferred income taxes	457	1,990
Other	1,038	49
Total liabilities	54,715	86,535

Total shareholders' equity	52,689	121,133

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$107,404	$207,668

- MORE -

Coachmen Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2008	2007

Net loss	$(69,002)	$(38,752)
Depreciation	4,225	5,790
Changes in current assets and liabilities	55,169	26,186
Net cash used in operating activities	(9,608)	(6,776)

Net cash provided by (used in) investing activities	15,686	(3,209)

Net borrowings	8,037	9,672
Issuance of stock	81	155
Dividends paid	-	(944)
Net cash provided by financing activities	8,118	8,883

Increase (decrease) in cash and cash equivalents	14,196	(1,102)

Beginning of period	1,549	2,651

End of period	$15,745	$1,549

- MORE -

Coachmen Industries, Inc. and Subsidiaries
Segment Data – Continuing Operations
(in thousands)
 (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net sales
Housing	$17,662	$22,483	$117,191	$119,186
Other	1,197	-	2,406	-

Consolidated total	$18,859	$22,483	$119,596	$119,186

Gross profit
Housing	$286	$234	$18,014	$12,847
Other	(250)	-	(635)	-

Consolidated total	$36	$234	$17,379	$12,847

Gross profit percentage
Housing	1.6%	1.0%	15.4%	10.8%
Other	(20.9)%	-%	(26.4)%	-%

Consolidated total	0.2%	1.0%	14.5%	10.8%

Operating expenses
Housing	$3,887	$5,257	$16,551	$20,200
Other	17,468	1,120	22,105	4,429

Consolidated total	$21,354	$6,377	$38,656	$24,629

Operating expenses percentage
Housing	22.0%	23.4%	14.1%	16.9%
Other	n / m %	n / m %	n / m %	n / m %

Consolidated total	113.2%	28.4%	32.3%	20.7%

Operating income (loss)
Housing	$(3,601)	$(5,023)	$1,463	$(7,353)
Other	(17,718)	(1,120)	(22,740)	(4,429)

Consolidated total	$(21,319)	$(6,143)	$(21,277)	$(11,782)

Pre-tax income (loss) from continuing operations
Housing	$(3,656)	$(5,163)	$1,324	$(7,434)
Other	(16,963)	(1,171)	(21,542)	(3,658)

Consolidated total	$(20,619)	$(6,334)	$(20,218)	$(11,092)

- END -